Exhibit 2.1

EXECUTION VERSION

ACQUISITION AGREEMENT

by and between

U.S. ENERGY CORP.

and

MT. EMMONS MINING COMPANY

Dated as of February 11, 2016

i

Disclosure Schedules

Exhibit A –	Form of Ranch Deed

Exhibit B –	Form of Patented Claims Deed

Exhibit C –	Form of 2006 Unpatented Claims Deed

Exhibit D –	Form of Post-2006 Unpatented Claims Deed

Exhibit E –	Form of Bill of Sale

Exhibit F –	Form of Assumption Agreement

Exhibit G –	Form of Conflict Waiver

ii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”), dated and effective as of February 11, 2016 (the “Effective Date”), is entered into by and between U.S. Energy Corp., a Wyoming corporation (the “Company”), and Mt. Emmons Mining Company, a Delaware corporation (“Purchaser”). The Company and Purchaser are hereinafter at times referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company is the owner of certain property related to the Mt. Emmons mine site located in Gunnison County, Colorado and referred to by the Company as the “Mt. Emmons Project,” including the historic Keystone Mine (the “Mine”), a related water treatment plant (the “WTP”), and other property as described hereinbelow, and is responsible for the operation of some or all of the property (the “Project”).

WHEREAS, the Company is the owner and operator of the WTP pursuant to permits issued to the Company by the Colorado Department of Public Health and Environment (“CDPHE”).

WHEREAS, the Company has requested that Purchaser accept the transfer of the Project and other Purchased Assets (defined below), including the WTP and the CDPHE permits, and thus incur the obligations relating thereto from and after the Effective Date.

WHEREAS, contemporaneous with the execution of this Agreement, the Parties have entered into a Series A Convertible Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which, subject to the terms and conditions set forth in the Stock Purchase Agreement, the Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 50,000 shares of the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”).

WHEREAS, the board of directors of the Company (the “Board of Directors”) has determined that the transactions contemplated by this Agreement and the other Transaction Documents (defined below) are in the best interests of the Company and its shareholders and creditors, and has approved the transactions contemplated by this Agreement and the other Transaction Documents.

WHEREAS, the sole director of Purchaser has determined that the transactions contemplated by this Agreement and the other Transaction Documents are in the best interests of Purchaser and its stockholder and has approved the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser agree as follows:

Article I
DEFINITIONS

Section 1.1           Definitions. Initially capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1 or the applicable Section referenced in Section 1.2, unless the context otherwise indicates:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 promulgated under the Securities Act of 1933, as amended.

“Confidentiality Agreement” shall have the meaning set forth in the Stock Purchase Agreement.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases or other binding instruments or binding commitments, whether written or oral.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Land Policy and Management Act of 1976, as amended, 43 U.S.C. §§ 1701, et seq.; the Endangered Species Act of 1973, as amended, 16 U.S.C. §§1531, et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§651 et seq., and any rules or regulations corresponding to, issued pursuant to or promulgated under any of the foregoing statutes. For avoidance of doubt, the term “Environmental Laws” also includes all applicable environmental laws (including implementing rules and regulations) of the State of Colorado that relate to and regulate the Project.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority.

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is described or defined as hazardous, acutely hazardous, toxic, a waste, or words of similar import or regulatory effect under Environmental Laws, or is otherwise regulated under any Environmental Laws, and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Knowledge of the Company” means when used in reference to any matter or representation, the actual knowledge of David Veltri, including the knowledge of matters, developments or trends that David Veltri should reasonably infer from any matters discovered or reviewed as part of his due inquiry. For purposes of this definition, “due inquiry” means that level of due diligence that a reasonable person would undertake in order to give reasonable assurance that the representation and warranties contained herein, and the Schedules attached hereto, are accurate and complete.

“Laws” means any domestic or foreign laws, including any Environmental Laws, common law, statutes, ordinances, rules, regulations, codes, Orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, mortgage, encumbrance, claim, right of first refusal, transfer restriction, preemptive right, right of way, servitude, restrictive covenant or other restriction.

“Losses” means any actions, suits, claims, assessments, interest, penalties, proceedings, investigations, audits, demands, losses, liabilities, damages, deficiencies, fines, judgments, costs and expenses (including reasonable attorneys’ fees).

“Order” means any order, writ, assessment, decision, injunction, decree, stipulation, determination, award, ruling or judgment of, or entered by or with, a Governmental Entity.

“Person” means any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or any other entity.

“Permits” means licenses, permits, approvals, registrations, certificates and other authorizations issued, granted, given or provided by a Governmental Entity, including Environmental Permits.

“Permitted Lien” means (a) liens for Taxes not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent; (c) other than with respect to Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Project or the Purchased Assets; (d) the liens, encumbrances, easements, rights-of-way, exceptions, limitations, qualifications, covenants and requirements set forth in that Limited Original Title Opinion prepared by Davis Graham & Stubbs LLP dated March 23, 2007; and (e) production royalties of record burdening the Real Property.

“Phelps Dodge Corporation Quitclaim Deed” means that certain Quitclaim Deed dated August  22, 2006 between Phelps Dodge Corporation (successor in interest to Cyprus Amax Minerals Company and Amax, Inc.), as Grantor, and the Company and Crested Corp., as co-equal tenants in common, pursuant to which Grantor transferred certain real property, together with improvements and appurtenant water rights in the County of Gunnison, State of Colorado, as specified therein.

“Proceeding” means an action, claim, suit, notice of violation, investigation or proceeding (including an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Shares” shall have the meaning set forth in the Stock Purchase Agreement.

“Taxes” means any income, corporation, gross receipts, gross margins, profits, gains, capital stock, capital duty, franchise, commercial or business activity, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, lease, consumption, transfer, intangible, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge of any kind or nature) imposed by any Governmental Entity, and any interest, penalties, additions or additional amounts of any kind or nature in respect of the foregoing, and including any transferee or secondary liability in respect of any Tax (whether imposed by Law, contractual agreement or otherwise) and any liability in respect of any Tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

“Tax Returns” means all returns, reports, estimates, declarations, statements, certificates and any other documents of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to Third Parties.

“Third Party” means any Person that is not a Party to this Agreement and that is not an Affiliate of any Party to this Agreement or the other Transaction Documents.

“Transaction Documents” shall have the meaning set forth in the Stock Purchase Agreement.

Section 1.2           Other Defined Terms. In addition, each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2006 Unpatented Claims	2.1(c)
2006 Unpatented Claims Deed	2.1(a)(iv)
Agreement	Preamble
Assumed Liability	2.3
Bill of Sale	2.7(a)(vi)
Board of Directors	Preamble
Books and Records	2.1(n)
CDPHE	Preamble
Claims	2.1(o)
Closing	2.6
Company	Preamble
Conflict Waiver	2.7(a)(xi)
Credits	2.1(l)
Effective Date	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.4
Insolvency Laws	3.22
Insolvent	3.22
Insurance	3.8
Intellectual Property	3.14
Inventory	2.1(f)
Leased Real Property	3.11(c)
Leases	3.11(c)
Material Contracts	3.6(a)
Mine	Preamble
Owned Real Property	3.11(a)
Parties	Preamble
Party	Preamble
Patented Claims	2.1(b)
Patented Claims Deed	2.7(a)(iii)
Post-2006 Unpatented Claims	2.1(d)
Post-2006 Unpatented Claims Deed	2.7(a)(v)
Preferred Stock	Preamble
Project	Preamble
Purchased Assets	2.1
Purchaser	Preamble
Ranch	2.1(a)
Ranch Deed	2.7(a)(ii)
Real Property	3.11(c)
Stock Purchase Agreement	Preamble
Tangible Personal Property	2.1(g)
Unpatented Claims	2.1(d)
Warranties	2.1(l)
Water Rights	2.1(h)
WTP	Preamble

Section 1.3           Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any initially capitalized terms used in any exhibit, annex or schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

Article II
SALE AND PURCHASE OF ASSETS; CLOSING

Section 2.1           Sale and Purchase of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from the Company, free and clear of all Liens except for any Permitted Liens, all of the Company’s right, title, interest, claim and demand in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill, if any), which relate to, or are used or held for use in connection with, the Project (collectively, the “Purchased Assets”), including the following:

(a)          the real property, together with all improvements and appurtenant water rights, described on Schedule 2.1(a) attached hereto and made a part hereof (the “Ranch”);

(b)          the real property, together with all improvements and appurtenant water rights described as the patented mining claims transferred pursuant to the Phelps Dodge Corporation Quitclaim Deed and listed on Schedule 2.1(b) attached hereto and made a part hereof (the “Patented Claims”);

(c)          the real property, together with all improvements and appurtenant water rights described as the unpatented mining claims including unpatented load and placer mining and millsite claims transferred pursuant to the Phelps Dodge Corporation Quitclaim Deed and listed on Schedule 2.1(c) attached hereto and made a part hereof (the “2006 Unpatented Claims”);

(d)          the real property, together with all improvements and appurtenant water rights described as the unpatented mining claims including unpatented load and placer mining and millsite claims, related to the Project that were acquired by the Company after the date of the Phelps Dodge Corporation Quitclaim Deed, and listed on Schedule 2.1(d) attached hereto and made a part hereof (the “Post-2006 Unpatented Claims” and together with the 2006 Unpatented Claims, the “Unpatented Claims”);

(e)          all additional real property, patented or unpatented mining claims including unpatented load and placer mining and millsite claims, together with all improvements and appurtenant water rights, related to the Project or the Purchased Assets, if any;

(f)          all inventory, finished goods, raw materials, work in progress, packaging, supplies or parts related to the Project or the Purchased Assets (the “Inventory”);

(g)          all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property related to the Project or the Purchased Assets, including those listed on Schedule 2.1(g) attached hereto and made a part hereof (the “Tangible Personal Property”);

(h)          all water rights described in the Findings of Fact, Conclusions of Law, Judgment and Decree by the Water Court for Water Division No. 4, State of Colorado in Case No. 96CW311, a copy of which is attached hereto and made a part hereof as Schedule 2.1(h) (the “Water Rights”);

(i)           all intellectual property, agreements with respect to intellectual property, business names and domain names related to the Project or the Purchased Assets;

(j)           all Permits, including all Environmental Permits, related to, used, held for use or required in connection with the ownership or operation of the Project (including the WTP) or the Purchased Assets, including the Permits listed on Schedule 3.9(b), but only to the extent such Permits may be transferred to Purchaser under applicable Law;

(k)          all accounts or notes receivable, prepaid expenses, bonds (other than security bonds), credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees related to the Permits, the Project or the Purchased Assets (the “Credits”);

(l)           all rights under warranties, indemnities and all similar rights against any Third Party to the extent related to the Project or the Purchased Assets, including those listed on Schedule 2.1(l) (the “Warranties”);

(m)          originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, internal financial statements, machinery and equipment maintenance files, supplier lists, quality control records and procedures, complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Entity), strategic plans, pre-feasibility or feasibility studies, in each case relating to the Project or the Purchased Assets (“Books and Records”);

(n)          all goodwill, if any, and the going concern value of or related to the Project or the Purchased Assets; and

(o)          all (i) contractual claims against any Third Party related to the Purchased Assets, and (ii) all claims against any Third Party arising from damage to the Purchased Assets on or before the Effective Date, except in each case for any such claims arising under Environmental Laws (the “Claims”); provided, however, that the Company reserves the right to assert defenses, cross-claims and counterclaims against any Third Party.

Section 2.2           Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)          all cash, cash equivalents and bank accounts of the Company;

(b)          the security bonds described on Schedule 2.2(b), which shall be cancelled by the Company following the Closing with all funds due thereunder paid to the Company;

(c)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Company, or any operations or business of the Company other than that related to the Project or the Purchased Assets;

(d)          all employee plans and benefit arrangements and assets held in trust or in support thereof;

(e)          the rights which accrue or will accrue to the Company under the Transaction Documents;

(f)          all Tax assets (including Tax refunds) of the Company; and

(g)          the Company’s 100% membership interest in its wholly-owned subsidiary, Energy One LLC.

Section 2.3           Assumed Liability. Upon the terms and subject to the conditions of this Agreement, Purchaser hereby assumes and agrees to pay, perform and discharge the obligation of the Company to operate the WTP from and after the Effective Date in accordance with the applicable Permits issued by CDPHE (the “Assumed Liability”). The obligation to operate the WTP in accordance with the applicable Permits is an obligation to CDPHE and not to the Company.

Section 2.4           Excluded Liabilities. The Parties acknowledge that Purchaser shall have all rights associated with and be responsible for the obligations associated with the ownership and operation of the Purchased Assets from and after the Effective Date. Purchaser shall not, however, assume and shall not be responsible for the payment, performance or discharge of any other liabilities or obligations of the Company or any of its Affiliates of any kind or nature whatsoever (the “Excluded Liabilities”). The Company shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which it or they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following:

(a)          any liability for (i) Taxes of the Company relating to the Project, the Purchased Assets or the Assumed Liability for any period ending on or before the Effective Date; or (ii) other Taxes of the Company (or any stockholder or Affiliate of the Company) of any kind or description;

(b)          any liabilities relating to or arising out of the Excluded Assets;

(c)          any liabilities of the Company or its Affiliates arising under or in connection with any employee plan or benefit arrangement providing benefits to any present or former employee of the Company or its Affiliates;

(d)          any liabilities of the Company or its Affiliates for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Company or its Affiliates, including any liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, disability, severance, retention, termination or other payments;

(e)          any liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of the Company (including with respect to any breach of fiduciary obligations by same); and

(f)          any liabilities arising out of, in respect of or in connection with the failure by the Company or any of its Affiliates to comply with any Law, Order or Permit applicable to the Purchased Assets prior to the Effective Date.

Section 2.5            Purchase Price/Consideration.

(a)          The Parties have agreed that the Company will be relieved of the Assumed Liability, and the other obligations associated with the ownership and operation of the Purchased Assets, from and after the Effective Date, as a result of this Agreement, and accordingly, the Company has offered the Preferred Stock to Purchaser in order to induce Purchaser to enter into this Agreement and, subject to the terms and conditions set forth in this Agreement, accept the transfer from the Company of the Purchased Assets, including the Project, and replace the Company as the permittee and operator of the WTP. The closing of this Agreement is subject to and conditioned upon the simultaneous closing of the Stock Purchase Agreement and the other Transaction Documents.

(b)          The Parties shall execute such returns, questionnaires and other documents as shall be required with regard to all applicable real property transaction taxes imposed by applicable Federal, state or local law or ordinance.

(c)          The Company shall pay:

(i)          the fees of counsel representing the Company in connection with this transaction;

(ii)         any realty transfer tax, sales tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Purchased Assets; and

(iii)        the fees for any consultants which have been hired or retained by the Company in connection with the transactions contemplated by this Agreement.

(d)          Purchaser shall pay:

(i)          the fees of counsel representing Purchaser in connection with this transaction;

(ii)         the fees for any title examination or title commitment and the premium for any title policy to be issued to the Company by the title company at Closing, and all endorsements thereto;

(iii)        the cost of any survey and any appraisals and environmental assessments of the Purchased Assets prepared on Purchaser’s behalf or at Purchaser’s direction; and

(iv)        the fees for recording any recordable transfer documents.

(e)          All costs and expenses incident to the transaction contemplated hereby and the closing thereof, and not specifically described above, shall be paid by the Party incurring same.

Section 2.6           Closing. The closing of the sale and purchase of the Purchased Assets (the “Closing”) shall occur at the offices of Hogan Lovells US LLP in Denver, Colorado on the date hereof contemporaneously with the execution and delivery of this Agreement and the Stock Purchase Agreement.

Section 2.7           Deliveries.

(a)          At the Closing, the Company shall deliver or caused to be delivered to Purchaser the following:

(i)          the certificate of the Secretary of the Company required pursuant to Section 2.4(a)(v) of the Stock Purchase Agreement;

(ii)         a Special Warranty Deed in the form attached hereto as Exhibit A (the “Ranch Deed”) pursuant to which the Company shall sell, assign, transfer, convey and deliver to Purchaser the Ranch, duly executed by the Company;

(iii)        a Special Warranty Deed in the form attached hereto as Exhibit B (the “Patented Claims Deed”) pursuant to which the Company shall sell, assign, transfer, convey and deliver to Purchaser the Patented Claims, together with all improvements and appurtenant water rights, related to the Project or any of the Purchased Assets, duly executed by the Company;

(iv)        a Bargain and Sale Deed in the form attached hereto as Exhibit C (the “2006 Unpatented Claims Deed”) pursuant to which the Company shall sell, assign, transfer, convey and deliver to Purchaser all Unpatented Claims acquired by the Company pursuant to the Phelps Dodge Corporation Quitclaim Deed and owned by the Company, together with all improvements and appurtenant water rights, related to the Project or any of the Purchased Assets, and the Water Rights, duly executed by the Company;

(v)         a Bargain and Sale Deed in the form attached hereto as Exhibit D (the “Post-2006 Unpatented Claims Deed”) pursuant to which the Company shall sell, assign, transfer, convey and deliver to Purchaser all Unpatented Claims acquired by the Company after the date of the Phelps Dodge Corporation Quitclaim Deed and owned by the Company, together with all improvements and appurtenant water rights, related to the Project or any of the Purchased Assets, duly executed by the Company;

(vi)        a General Assignment and Bill of Sale in the form attached hereto as Exhibit E (the “Bill of Sale”) pursuant to which the Company shall sell, assign, transfer, convey and deliver to Purchaser the Inventory, the Tangible Personal Property, the intellectual property, the Credits, the Warranties and the Claims, duly executed by the Company;

(vii)       all documents required to transfer and assign to Purchaser all Permits, including all Environmental Permits, related to, used, held for use or required in connection with the ownership or operation of the Project (including the WTP) or the Purchased Assets, that may be transferred to Purchaser under applicable Law, in the form required by applicable Law and duly executed by the Company;

(viii)      all Books and Records;

(ix)         written evidence of release of all Liens, other than Permitted Liens (but including all Liens securing indebtedness which shall be paid and cancelled by the Company on or before the Effective Date), in and upon any of the Purchased Assets;

(x)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement;

(xi)         a conflict waiver in the form attached hereto as Exhibit G (the “Conflict Waiver”) permitting Purchaser to retain the services of the identified consultants (and their former owners, employees or contractors) used by the Company prior to the Closing with respect to the Purchased Assets; and

(xii)        One Thousand Five Hundred Eighty-Three U.S. dollars ($1583.00), which amount represents the property taxes owed as of the Effective Date for ownership of the Purchased Assets during the year ended December 31, 2015.

(b)          At the Closing, Purchaser shall deliver or caused to be delivered to the Company an Assignment and Assumption of Liabilities Agreement in the form attached hereto as Exhibit F (the “Assumption Agreement”), pursuant to which Purchaser shall assume the obligation to operate the WTP in accordance with the applicable Permits issued by CDPHE.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Company represents and warrants as of the date hereof and as of the Closing to Purchaser as follows (unless as of a specific date therein):

Section 3.1           Organization; Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Wyoming, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing is, or could reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document; (ii) a material adverse effect on the results of operations, cash flow, assets, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole; or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document. The Company has made available to Purchaser accurate and complete copies of its Restated Articles of Incorporation and Bylaws, each as currently in effect.

Section 3.2           Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and each of the other Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection herewith or therewith. This Agreement and each other Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3.3           Absence of Conflicts. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Restated Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate in any material respect any Law or Order applicable to the Company, the Project or the Purchased Assets, (iii) except as set forth on Schedule 3.3, require the consent, notice or other action by an Person under, conflict with, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which the Company is a party or by which the Company is bound or subject or to which any of the Purchased Assets are subject, or (iv) result in the creation or imposition of any Liens other than Permitted Liens on the Purchased Assets.

Section 3.4           No Undisclosed Liabilities. The Company has no liabilities or obligations (whether accrued, absolute, contingent, liquidated or unliquidated, actual or contingent, unasserted or otherwise) with respect to the Purchased Assets, except (a) as disclosed in the Disclosure Schedules to this Agreement and (b) those incurred in the ordinary course of holding, owning and operating the Purchased Assets and immaterial in nature and amount in the aggregate.

Section 3.5           Absence of Certain Changes. From and after January 1, 2015, except as expressly contemplated in this Agreement or the Stock Purchase Agreement or as disclosed on Schedule 3.5, the Company has held, owned and operated the Purchased Assets only in the ordinary course of business and has not (and has not agreed to):

(a)          entered into any Contract or engaged in any transaction outside of the ordinary course of business related to the Purchased Assets;

(b)          made any material change in the conduct of holding, owning or operating the Purchased Assets;

(c)          subjected any of the Purchased Assets to any Lien other than Permitted Liens or those released on or prior to the Effective Date;

(d)          waived or released any debts, claims or rights of value other than in the ordinary course of holding, owning or operating the Purchased Assets;

(e)          transferred any asset, right or interest to any Third Party relating to the Purchased Assets other than transfers of de minimus amounts of assets in the ordinary course of holding, owning or operating Purchased Assets;

(f)           made capital commitments in excess of $10,000 for any single expenditure or commitment related to the Purchased Assets that will be enforceable against the Purchased Assets or Purchaser on or after the Effective Date;

(g)          suffered any extraordinary losses or any material damage, destruction or casualty with respect to the Purchased Assets, or written down the value of any of the Purchased Assets;

(h)          experienced any events, conditions, losses or casualties which have resulted in or are reasonably likely to result in one or more claims under its insurance policies of an aggregate of $5,000 or more relating to the Purchased Assets;

(i)           been notified that it is in default of any material term of any Contract, or terminated or amended or suffered the termination or amendment of any Contract to which it is or was a party, relating to the Purchased Assets;

(j)           received any notification or had any communication from any Governmental Entity with respect to any proposed remedial action for any violation or alleged or possible violation of any Law relating to or affecting the Purchased Assets;

(k)          suffered the termination, suspension or revocation of any Permit;

(l)           settled any Proceedings relating to the Purchased Assets;

(m)         delayed or postponed the payment of any accounts payable or other debt, obligation or liability relating to the Purchased Assets or deferred ordinarily scheduled maintenance of any of the Purchased Assets; or

(n)          made any agreement or commitment (whether or not in writing) to do any of the foregoing.

Section 3.6           Material Contracts.

(a)          Schedule 3.6(a) contains a complete and accurate list of each of the following Contracts related to the Purchased Assets to which the Company is a party or by which any of the Purchased Assets are bound as of the date hereof (collectively with the Leases, the “Material Contracts”):

(i)          all such Contracts involving aggregate consideration in excess of $10,000;

(ii)         all confidentiality, environmental consulting, operating, maintenance, security, utilities, communications, broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, market consulting, public relations and advertising Contracts;

(iii)        all such Contracts under which the Company has borrowed or loaned money, or any note, bond, indenture, mortgage, installment obligation or other evidence of indebtedness for borrowed or loaned money or any guarantee of such indebtedness, in each case, relating to amounts in excess of $10,000;

(iv)        all such Contracts involving a Governmental Entity;

(v)         all such Contracts involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by the Company with any other Person;

(vi)        all such Contracts to which any Affiliate of the Company or any officer, director or employee of the Company or any Affiliate of the Company is a party; and

(vii)       any other such Contract that is material to the Purchased Assets or the operation of the Project, or not entered into in the ordinary course of business related to the Purchased Assets and not previously disclosed pursuant to this Section 3.6.

(b)          Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to the Knowledge of the Company, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect or has provided or received any written notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Accurate and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Purchaser. There are no material disputes pending or, to the Knowledge of the Company, threatened under any Material Contract.

Section 3.7          Absence of Litigation; Orders. Except as set forth on Schedule 3.7, there are no Proceedings pending or, to the Knowledge of the Company, threatened against, related to or affecting the Company with respect to the Purchased Assets or the Project, nor is there any judgment, decree, writ, injunction, rule, assessment or order of any Governmental Entity outstanding with respect to the Purchased Assets or the Project. Neither the Company nor any of its Subsidiaries is subject to any proceeding or action under any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Law relating to or affecting creditors’ rights generally. There is no Proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of their Affiliates, directors, officers or employees, involving any challenge to or seeking damages or other relief in connection with any of the transactions contemplated by this Agreement, the Stock Purchase Agreement or the other Transaction Documents or that may, to the Knowledge of the Company, have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement, the Stock Purchase Agreement or the other Transaction Documents.

Section 3.8           Insurance. Schedule 3.8 contains a complete and accurate list and summary description (including the name of the insurer, coverage, policy limits, and expiration date) of all primary, excess, and umbrella policies, bonds and other forms of insurance, and renewals thereof, owned or held by or on behalf of or providing insurance coverage to or for the benefit of the Company related to the Project or the Purchased Assets (the “Insurance”). All such policies of Insurance are in full force and effect, all premiums currently payable or previously due have been paid, no notice of cancellation or termination has been received by the Company with respect to any such policy and no assignment of proceeds or encumbrance exists with respect to the proceeds of any such policy.

Section 3.9           Compliance with Laws; Permits.

(a)          To the Knowledge of the Company, the operations and activities of the Company related to the Purchased Assets comply and have complied, in all material respects, with all applicable Laws and Permits.

(b)          To the Knowledge of the Company, the Company possesses all Permits that are required by Law for the ownership, use and operation of the Purchased Assets or otherwise necessary to permit the conduct or operation of the Purchased Assets as currently conducted or operated. To the Knowledge of the Company, all such Permits are valid and are in full force and effect. Schedule 3.9(b) contains a complete and accurate list of each such Permit and of the Governmental Entity issuing the same. To the Knowledge of the Company, all applications or notices required to have been filed for the renewal or extensions of such Permits have been duly filed on a timely basis with the appropriate Governmental Entity, and the Company has not been notified in writing that such renewals or extensions will be withheld or delayed.

(c)          Except as set forth on Schedule 3.9(c), the Company has not received any written notice from any Governmental Entity or Third Party regarding (i) any violation of or failure to comply with, in any material respect, any Law or Permit, (ii) any withdrawal, suspension, cancellation, termination of, or modification to any Permit held by the Company or any employee of the Company, or (iii) any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action, excluding those that have been resolved and routine incidental or other minor actions involving de minimus costs.

(d)          To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 3.9(b).

Section 3.10         Tangible Personal Property. Schedule 2.1(g) contains a complete and accurate list of all Tangible Personal Property owned or leased by the Company related to the Purchased Assets, which schedule indicates whether such property is owned or leased. The Company has good and valid title to, or a valid leasehold interest in, all of the Tangible Personal Property. All such Tangible Personal Property (including leasehold interests) is free and clear of Liens except for any Permitted Liens. Except as set forth on Schedule 2.1(g), such Tangible Personal Property has been maintained in accordance with normal industry practice, is sufficient for the continued conduct of the Project after the Closing in substantially the same manner as conducted prior to the Closing and together with the other Purchased Assets constitutes all rights, property and assets necessary to conduct the Project as currently conducted.

Section 3.11         Real Property.

(a)          Schedule 2.1(a) contains the complete and accurate legal description of the Ranch. Schedule 2.1(b) contains the complete and accurate list of all Patented Claims owned by the Company. The Company has not acquired any additional patented mining claims since the date of the Phelps Dodge Corporation Quitclaim Deed. Schedule 2.1(c) contains a complete and accurate list of all unpatented mining claims including unpatented load and placer mining and millsite claims transferred to the Company pursuant to the Phelps Dodge Corporation Quitclaim Deed. Schedule 2.1(d) contains a complete and accurate list of all unpatented mining claims including unpatented load and placer mining and millsite claims acquired by the Company since the date of the Phelps Dodge Corporation Quitclaim Deed. Schedule 2.1(c) and Schedule 2.1(d) together contain a complete and accurate list of all Unpatented Claims owned by the Company. Immediately prior to the date of the Phelps Dodge Corporation Quitclaim Deed, there was no real property (including patented and unpatented mining claims including unpatented load and placer mining and millsite claims) owned by the Company, or in which the Company owned any claim, related to, used or held for use in connection with the Project. The Ranch, the Patented Claims, and the Unpatented Claims are hereinafter at times collectively referred to as the “Owned Real Property”. The Owned Real Property is integral and necessary to the Project, and comprises all the real property owned by the Company or in which the Company owns any claim related to or used or held for use in connection with the Project. Except as set forth on Schedule 3.11(a), with respect to each parcel or claim of Owned Real Property:

(i)          the Company has fee simple title to its Owned Real Property (except for the Unpatented Claims )free and clear of any Liens, except for any Permitted Liens;

(ii)         no portion of the Owned Real Property is subject to a lease or right of use or possession, other than, with respect to the Unpatented Claims, statutory rights of third parties to use and occupy the lands covered by the Unpatented Claims pursuant to the Multiple Mineral Development Act of 1954, the Surface Resources and Multiple Use Act of 1955, and the Federal Land Policy and Management Act of 1976, each as amended;

(iii)        there are no outstanding options, rights of first offer or rights of first refusal to purchase or acquire the Owned Real Property or any portion thereof or interest therein;

(iv)        none of the improvements located on the Owned Real Property constitutes a legal non-conforming use or other required special dispensation, variance or special permit under any laws, or encroach across a property line onto property owned by a Third Party;

(v)         the Real Property has adequate utilities of a capacity and condition to serve such Real Property to operate the Project for the use to which such Real Property is currently being put, and in the case of the Leased Real Property, subject to the terms and conditions of the Leases and the rights and interests of the owners of such properties;

(vi)        no assessments or special assessments have been levied, or, to the Knowledge of the Company, are contemplated or pending against the Real Property; and

(vii)       no portion of the Real Property is subject to any pending, or to the Knowledge of the Company, threatened, suit for appropriation, condemnation or other taking by any public authority or other suit or proceeding that may affect the value of the Real Property and, to the Knowledge of the Company, nor has the Company received any notice of any such suit or proceeding.

(b)          With respect to the Unpatented Claims, except as set forth on Schedule 3.11(b):

(i)          the Unpatented Claims were properly located in accordance with applicable federal and state laws and regulations;

(ii)         all assessment work requirements for the Unpatented Claims have been performed and all filings and recordings of proof of performance have been made properly and all federal annual unpatented mining claim maintenance and rental fees have been paid properly and timely;

(iii)        the Unpatented Claims are in good standing and the Company has record title to and owns the entire undivided legal and equitable interest in the Unpatented Claims, subject to the paramount title of the United States provided, however, that no representation or warranty is made with respect to (A) a discovery of valuable minerals on or within any or all of the unpatented mining claims comprising a portion of the Unpatented Claims, and (B) no representation or warranty is made as to the validity of any or all of the millsites comprising a portion of the Unpatented Claims; and

(iv)        the Company has the right and full power to convey its interests in the Unpatented Claims.

(c)          Schedule 3.11(c) sets forth an accurate and complete list of all leases or subleases (the “Leases”) pursuant to which the Company holds an interest in or the right to use or occupy any land, buildings, structures, improvements, fixtures or other real property related to the Project (the “Leased Real Property” and, collectively with the Owned Real Property, the “Real Property”), including all amendments, extensions and renewals with respect thereto, and the address or legal property description of each Leased Real Property. The Leased Real Property comprises all the real property leased by the Company and related to or used or held for use in connection with the Project and the Company has a valid leasehold interest in its Leased Real Property free and clear of any Liens, except any Permitted Liens. With respect to each of the Leases:

(i)          such Lease is in full force and effect and the Company has a valid leasehold estate in all Leased Property free and clear of all Liens, other than Permitted Liens;

(ii)         the Company’s possession and quiet enjoyment of the Leased Real Property held under such Lease is undisturbed as of the date hereof, and, to the Knowledge of the Company, there are no disputes with respect to such Lease, defaults or breaches of such Lease by the landlord thereunder, with or without the delivery of notice, passage of time or both;

(iii)        the Company is not in breach or default under any Lease and no event has occurred which, with the delivery of notice, passage of time or both, would constitute a breach or default, and the Company has paid all rent and other amounts due and payable pursuant to the Leases;

(iv)        the Company has not granted any Person the right to use or occupy such Leased Real Property or any portion thereof.

(v)         all Leases of Leased Real Property are assignable to Purchaser or all necessary consents to assignment have been or will be obtained prior to the Effective Date; and

(vi)        none of the Leases constituting the Leased Real Property require the Company to return the premises to its prior condition or any other standard of repair and maintenance upon expiration or termination of such Lease.

Section 3.12        Inventory. All Inventory consists of a quality and quantity as used in the ordinary course of business related to the Purchased Assets consistent with past practice. All Inventory is owned by the Company free and clear of all Liens, except for any Permitted Liens, and no Inventory is held on a consignment basis. The quantities of each item of Inventory to be transferred to Purchaser at the Closing shall be of a quantity and quality as kept by the Company in connection with the Project consistent with past practice.

Section 3.13         Intellectual Property. Schedule 3.14 contains a complete and accurate list of all patents, trademarks, service marks, trade names, copyrights, business names and domain names (collectively, the “Intellectual Property”) owned, possessed, licensed, used or held for use by the Company or any Subsidiary related to or used or held for use in connection with the Project, and of any Contracts relating to such Intellectual Property to which the Company or any Subsidiary is a party.

Section 3.14         Credits. All Credits involving an amount in excess of $1,000 or material to the Purchased Assets are listed on Schedule 3.15.

Section 3.15         Warranties. All Warranties material to the Purchased Assets are listed on Schedule 3.16.

Section 3.16         Taxes. The Company (i) has made or filed all Tax Returns related to the Purchased Assets required by any jurisdiction to which it is subject, and (ii) has paid all Taxes related to the Purchased Assets that are material in amount, shown or determined to be due on Tax Returns. There are no unpaid Taxes related to the Purchased Assets in any material amount claimed to be due by the Taxing authority of any jurisdiction, and to the Knowledge of the Company no basis for any such claim exists.

Section 3.17         Sole Ownership of Purchased Assets. None of the Company’s subsidiaries or Affiliates have any ownership, leasehold or other legal interest in any of the Purchased Assets.

Section 3.18         No Liens. The Purchased Assets are not subject to any Liens other than Permitted Liens and the Company warrants to Purchaser that as of the Closing, all of the Purchased Assets shall be free and clear of any Liens other than Permitted Liens.

Section 3.19         No Material Adverse Change. Since January 1, 2015, other than changes in commodities prices, there has not been any material adverse change in the ownership, operation, prospects or condition of the Purchased Assets and no event has occurred or circumstance exists that could reasonably be expected to results in such a material adverse change.

Section 3.20         Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 3.21          Brokers; Fees and Expenses. No broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.22        Fair Value; Solvency. The fair market value of the property and rights to be transferred by the Company to Purchaser pursuant to this Agreement is less than the amount or value of the obligations and liabilities (including the Assumed Liability) that the Company will be relieved of from and after the Effective Date as a result of this Agreement. The transaction between the Parties, taken as a whole, represents an exchange of reasonably equivalent value for the Purchased Assets. The Company has received not less than a fair market value, reasonably equivalent value, fair value, or fair saleable value (as those terms, standards, and concepts of value are used in the law of Title 11 of the United States Code or other applicable Federal and State law (such laws, collectively, the “Insolvency Laws”)), in exchange for the transfer of the Purchased Assets to Purchaser pursuant to this Agreement. On the Effective Date, and after giving effect to this Agreement under the Insolvency Laws, the Company and its subsidiaries, (a) are not Insolvent or rendered Insolvent as a result of such transfer, (b) are not engaged in a business or transaction for which any property remaining with it is an unreasonably small capital or unreasonably small assets, (c) does not intend to incur or believe that it would incur, debts that would be beyond its ability to pay as such debts matured, and (d) has not and does not intend to impair, hinder, delay, or defraud any entity (as defined in 11 U.S.C. section 101 (15)). As used herein, the term “Insolvent” means a financial condition such that (z) the sum of an entity’s debts is greater than all of such entity’s  property at a fair valuation exclusive of any property of such entity that has been transferred, concealed or removed with intent to hinder, delay or defraud any of such entity’s creditors, (y) such entity  is generally not paying its debts as they become due; or (x) such entity is unable to pay its debts as they become due.

Section 3.23         Marketing Efforts. The Company has conducted a diligent, thorough, and good faith marketing and sale process. The value to be received by the Company under this Agreement and the other Transaction Documents represents that highest and best offer obtained for the transfer of the Purchased Assets as a result of such process and represents not less than a fair market value, reasonably equivalent value, fair value, or fair saleable value (as those terms, standards, and concepts of value are used in the Insolvency Laws) for the transfer of the Purchased Assets. No other person has made a binding offer to purchase all or any portion of the Purchased Assets for an amount that equals or exceeds the value to be received by the Company under this Agreement and the other Transaction Documents.

Section 3.24        Good Faith; Arm’s Length. This Agreement and the other Transaction Documents have been proposed, negotiated, and entered into by the Company and Purchaser in good faith and on an arm’s length basis and the Company has not been in a disparate bargaining position with respect to the negotiation or such agreements. The Company acknowledges that except as set forth in this Agreement, Purchaser has no obligation to accept the transfer of the WTP, the Purchased Assets, the Assumed Liability or any related obligations. Except for the Transaction Documents and Confidentiality Agreement, as of the date of this Agreement, there are no contractual obligations between the Company and its Affiliates on the one hand and Purchaser and its Affiliates on the other hand relating to the Purchased Assets or the transactions contemplated by this Agreement. Purchaser is not an Affiliate of the Company, Purchaser has no control or undue influence over the Company, and this Agreement and the transfer of the Purchased Assets contemplated hereunder have been negotiated and consummated with procedural and substantive fairness as to all decision making processes and requirements, as well as the value obtained and received by Company under this Agreement and the other Transaction Documents.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the date hereof and as of the Closing to the Company as follows:

Section 4.1           Organization; Authority; Enforcement. Purchaser is an entity duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action, as applicable, on the part of Purchaser, and no further action is required by Purchaser, its board of directors or its stockholder in connection herewith or therewith. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Purchaser, and when delivered by Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 4.2           Absence of Conflicts. The execution and delivery of this Agreement by Purchaser does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the articles of incorporation or bylaws of Purchaser or (ii) conflict with or violate in any material respect any Law or Order applicable to Purchaser.

Section 4.3           Expertise. Purchaser has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions under this Agreement. This Agreement and the other Transaction Documents have been proposed, negotiated, and entered into by Purchaser in good faith and on an arm’s length basis and Purchaser has not been in a disparate bargaining position with respect to the negotiation or such agreements.

Section 4.4          Absence of Litigation. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser or any of its Affiliates, directors, officers or employees, involving any challenge to or seeking damages or other relief in connection with any of the transactions contemplated by this Agreement, the Stock Purchase Agreement or the other Transaction Documents or that may, to the knowledge of Purchaser, have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement, the Stock Purchase Agreement or the other Transaction Documents.

Section 4.5           Brokers; Fees and Expenses. No broker, finder, investment banker, financial advisor or other person is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

Article V
ADDITIONAL AGREEMENTS

Section 5.1           Post-Closing Access to Information. The Parties acknowledge that subsequent to Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of concluding the transactions herein contemplated, audits, compliance with Laws, and the prosecution or defense of Third Party claims. Accordingly, the Parties agree that for a period of five years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or Governmental Entities upon written request and at the expense of the requesting party such documents and information as may be available relating to its ownership and use of the Purchased Assets for periods prior and subsequent to Closing to the extent reasonably necessary to facilitate concluding the transactions herein contemplated, audits, compliance with Laws, and the prosecution or defense of Third Party claims.

Section 5.2           Permits. To the extent any Permit, including any Environmental Permit related to, used, held for use or required in connection with the ownership or operation of the Project (including the WTP) or the Purchased Assets may not be transferred to Purchaser under applicable Law by the Effective Date, the Company agrees to cooperate with and reasonably assist Purchaser, at Purchaser’s sole expense, in obtaining the transfer of such Permit (and to execute, acknowledge and deliver any assignment or other documents or instruments of transfer after) the Effective Date or in obtaining a new Permit conferring similar rights, privileges and benefits.

Section 5.3           Environmental Matters. The Parties acknowledge that (i) each Party may have a claim against the other Party relating to or arising from that other Party’s prior ownership or operation of all or some portion of the Purchased Assets, as well as potential claims against Third Parties arising from or relating to the Purchased Assets, and (ii) this Agreement does not and shall not be construed to transfer, alter or allocate, as between the Parties, any obligations or liabilities resulting from or arising under Environmental Laws or Environmental Permits as applied to the Purchased Assets, other than with respect to Purchaser’s obligation to assume and discharge the Assumed Liability. Neither Party admits or acknowledges any liability to the other Party or any Third Party. Except as set forth in Section 2.1(o), each Party hereby preserves and retains all such claims existing or accrued as of the Effective Date. Nonetheless, the Company acknowledges and agrees that, notwithstanding anything contained in this Agreement from and after the Effective Date Purchaser shall have the right, in its sole discretion, to request or obtain any modification or termination of any existing Permit issued by CDPHE, or any renewal or new Permit from CDPHE.

Section 5.4          Further Assignments and Assurances. If at any time after the Closing the Parties shall deem it necessary, advisable or appropriate to take further or additional steps for the purpose of assigning, assuming, transferring, conveying, perfecting and/or confirming or reducing to possession the Purchased Assets or for the purpose of fully consummating the transactions contemplated by the Transaction Documents, the other Party shall execute, acknowledge and deliver any such assignments, assumptions, conveyances, certificates or other documents or instruments of transfer consistent with the terms of this Agreement as may reasonably be requested. To the extent that any consultants covered by the Conflict Waiver require their own form of such waiver, the Company hereby agrees to execute any such waiver in form and substance reasonably satisfactory to the Company and Purchaser. The Company also agrees to execute a conflict waiver in the form of the Conflict Waiver for any consultant identified by Purchaser following the Closing that was used by the Company prior to the Closing with respect to the Purchased Assets.

Section 5.5          Mail; Written Communication; Funds. From and after the Closing, if the Company receives or collects mail, invoices, written communications or any funds relating to Purchased Assets, the Company or its Affiliate shall remit such mail, invoices, written communications or funds to Purchaser within five business days after its receipt thereof.

Section 5.6          Transfer Taxes. All transfer, documentary, sales, use, lease, consumption, stamp, registration, property, value added and other such Taxes and fees (including any penalties and interest related thereto) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Taxes and any other similar Taxes) shall be borne and paid by the Company when due. The Company shall, at its own expense, timely file any return for Taxes or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

Section 5.7           Integrated Agreements. The Parties acknowledge and agree that although this Agreement, the Stock Purchase Agreement and the other Transaction Documents are separate documents, they form an integrated contract and the closing of one is contingent upon and subject to the closing of the other Transaction Documents. The Company will not issue, and Purchaser will not have an obligation to accept, the Shares if the Company is subject to any proceeding or action under any applicable Law relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer, or similar Law relating to or affecting creditors’ rights generally, and if Purchaser does not accept the Shares, Purchaser shall not be obligated to close this Agreement or the other Transaction Documents.

Section 5.8           Insurance. The Company shall have Purchaser endorsed as a Named Insured, effective as of the Effective Date, under that certain insurance policy (No. FEI-EIL-21724-00) issued by Admiral Insurance Company, as insurer, to the Company, as the insured, having a policy period from June 28, 2015 to June 28, 2018.

Section 5.9           Survival.

(a)          All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, and any other document, certificate or instrument delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 5.9(b).

(b)          The Company will have liability pursuant to this Agreement with respect to any breach of a representation or warranty in this Agreement only if Purchaser notifies the Company of a claim in writing, specifying the factual basis of the claim in reasonable detail to the extent then known by Purchaser, on or before August 10, 2017, except for claims of breaches of (i) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.22, 3.23, and 3.24, which shall survive indefinitely and as to which Purchaser may notify the Company at any time after the Effective Date, and (ii) the representations and warranties set forth in Sections 3.11 and 3.16 as to which Purchaser shall notify the Company on or before February 10, 2019.

Article VI
MISCELLANEOUS

Section 6.1           Fees and Expenses. Each Party shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

Section 6.2           Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, and the Confidentiality Agreement, taken together, are expressly intended by the Parties to be, shall be and constitute the Parties’ single, entire, non-severable, indivisible and integrated agreement, and none of the Parties would have entered into any of the Transaction Documents but for the totality of terms and provisions of the Transaction Documents and the Confidentiality Agreement. The Transaction Documents, together with the exhibits and schedules thereto, and the Confidentiality Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such documents, exhibits and schedules.

Section 6.3           Notices. All notices, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, return receipt requested, postage prepaid, or sent by nationally recognized overnight carrier, as follows:

If to Purchaser:	Mt. Emmons Mining Company
Attention: Scott Statham, Deputy General Counsel
333 North Central Avenue
Phoenix, Arizona 85004-2189

with a copy to:	Jones Walker, L.L.P.
Attention: Dionne Rousseau
8555 United Plaza Boulevard, Suite 500
Baton Rouge, Louisiana 70809

If to the Company:	U.S. Energy Corp.
Attention: David Veltri
4643 S. Ulster Street, Suite 970
Denver, Colorado 80237

with a copy to:	Davis Graham & Stubbs LLP
Attention: John Elofson
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202

or to such other address and with such other copies as such Party may hereafter reasonably specify for the purpose by notice to the other Party. Each such notice, demand or other communication shall be effective upon delivery or refusal of delivery at the address specified in this Section 6.3.

Section 6.4           Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company and Purchaser. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 6.5           Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

Section 6.6           Successors; Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. Neither Party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Party; provided, however, that Purchaser shall only be required to notify the Company of any assignment to an Affiliate of Purchaser prior to Closing.

Section 6.7           No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

Section 6.8           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Colorado, United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Colorado.

Section 6.9           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 6.10         Remedies Cumulative. The rights and remedies of the Parties are cumulative and not alternative.

Section 6.11         Mutual Drafting. This Agreement is the mutual product of the Parties and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the Parties, and shall not be construed for or against any Party hereto.

Section 6.12         Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13         Execution; Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that the Parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

* * * * * * * * * *

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

COMPANY:

U.S. ENERGY CORP.

By:	/s/ David Veltri
Name:	David Veltri
Title:	Chief Executive Officer and President

PURCHASER:

MT. EMMONS MINING COMPANY

By:	/s/William E. Cobb
Name:	William E. Cobb
Title:	Vice President

[Signature Page to Acquisition Agreement]